Ex-99.13.a.i

FORM OF

[             ], 2018

Alan Goodson

Aberdeen Asset Management Inc.

1735 Market St.

32nd Floor

Philadelphia PA, 19103

VIA HAND DELIVERY

Dear Mr. Goodson,

Reference is made to the Administration Agreement made between Aberdeen Funds and Aberdeen Asset Management Inc. (the “Administrator”) dated as of February 7, 2008, as amended and supplemented (the “Agreement”).  This letter is to provide notice of the establishment of the following seven (7) new series (collectively, the “New Series”) of Aberdeen Funds (the “Funds”): (1) Aberdeen Dynamic Dividend Fund; (2) Aberdeen Global Infrastructure Fund; (3) Aberdeen High Yield Managed Duration Municipal Fund; (4) Aberdeen International Real Estate Equity Fund; (5) Aberdeen Realty Income & Growth Fund; (6) Aberdeen Income Builder Fund; and (7) Aberdeen Ultra Short Municipal Income Fund.  We request that you act as Administrator for the aforementioned New Series under the terms of the Agreement.

The foregoing changes are reflected in the attached amended and restated Exhibit B to the Agreement, to be effective November 15, 2017.

Please indicate your acceptance of the foregoing by executing this letter and the attached Exhibit B.

Sincerely,

ABERDEEN FUNDS

By:
Name:	Lucia Sitar
Title:	Vice President

Acknowledged by:
ABERDEEN ASSET MANAGEMENT INC.

By:
Name:	Alan Goodson
Title:	Director and Vice President

EXHIBIT B

ABERDEEN FUNDS

Fund Administration Agreement

Fee Schedule

Effective June 1, 2010

As amended effective [           ], 2018

Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust’s average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Trust.  All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator.

Aggregate Fee as a
Fund Asset Level	Percentage of Fund Net Assets
All Assets	0.08%

The asset-based fees are subject to an annual minimum fee equal to the number of Funds multiplied by $25,000.  If the asset-based fees do not meet the annual minimum, the amount needed to meet the minimum will be paid by the Funds on a pro rata basis, according to each Fund’s average net assets.

Funds of the Trust

Aberdeen Global Equity Fund
Aberdeen China Opportunities Fund
Aberdeen Emerging Markets Fund (formerly, Aberdeen Emerging Markets Institutional Fund)
Aberdeen International Equity Fund
Aberdeen Focused U.S. Equity Fund (formerly, Aberdeen Equity Long-Short Fund)
Aberdeen Dynamic Allocation Fund (formerly, Aberdeen Optimal Allocations Fund: Moderate Growth)
Aberdeen Diversified Income Fund (formerly, Aberdeen Optimal Allocations Fund: Moderate)
Aberdeen Diversified Alternatives Fund (formerly, Aberdeen Optimal Allocations Fund: Specialty)

Aberdeen U.S. Small Cap Equity Fund (formerly, Aberdeen Small Cap Fund)
Aberdeen International Small Cap Fund (formerly, Aberdeen Global Small Cap Fund)
Aberdeen Asia Pacific (ex-Japan) Equity Fund
Aberdeen Global Unconstrained Fixed Income Fund (formerly, Aberdeen Global Fixed Income Fund)
Aberdeen Asia Bond Fund
Aberdeen Tax-Free Income Fund
Aberdeen U.S. Multi-Cap Equity Fund (formerly, Aberdeen U.S. Equity Fund)
Aberdeen Emerging Markets Debt Fund
Aberdeen Japanese Equities Fund
Aberdeen U.S. Mid Cap Equity Fund
Aberdeen Dynamic Dividend Fund
Aberdeen Global Infrastructure Fund
Aberdeen High Yield Managed Duration Municipal Fund
Aberdeen International Real Estate Equity Fund
Aberdeen Realty Income & Growth Fund
Aberdeen Income Builder Fund
Aberdeen Ultra Short Municipal Income Fund

ABERDEEN FUNDS

By:
Name:	Lucia Sitar
Title:	Vice President

ABERDEEN ASSET MANAGEMENT INC.

By:
Name:	Alan Goodson
Title:	Director and Vice President